Exhibit 16.1

March 24, 2017

Securities and Exchange Commission
100 F Street, N.E.
Washington, DC 20549

Commissioners:

We have read the statements made by J.E.M. Capital, Inc. (Formerly Zosano, Inc.) under Item 4.01 of its Form 8-K dated March 16, 2017.  We agree with the statements concerning our Firm in such Form 8-K; we are not in a position to agree or disagree with other statements of J.E.M. Capital, Inc. (Formerly Zosano, Inc.) contained therein.

Very truly yours,

Marcum llp